EXHIBIT 18

October 31, 2008

Coach, Inc.
516 West 34th Street
New York, New York

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 27, 2008, of the facts relating to the change in accounting for merchandise inventory from the last-in, first out (“LIFO”) to the first-in, first-out (“FIFO”) method at Coach Japan, Inc., a wholly-owned subsidiary of Coach, Inc. (the “Company”). We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Coach, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to June 28, 2008. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Coach, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to June 28, 2008.

Yours truly,

/s/ Deloitte & Touche LLP
New York, New York